Exhibit 10.1

MINDBODY, Inc.
4051 Broad Street, Suite 220
San Luis Obispo, CA 93401
Michael Mansbach
c/o MINDBODY, Inc.
Re:            EXECUTIVE EMPLOYMENT AGREEMENT
Dear Michael:
Your employment with MINDBODY, Inc., a Delaware corporation (the “Company”), shall be governed by the following terms and conditions (this “Agreement”):
1.Duties and Scope of Employment.

(a)Term. Your anticipated start date is expected to be June 19, 2017 and this Agreement will be effective as of your actual start date (the “Effective Date”) and will continue through the three (3) year anniversary of the Effective Date (the “Initial Term Expiration Date” and such period, the “Initial Term”); provided that upon the Initial Term Expiration Date, and each subsequent three (3) year anniversary of such date, if applicable, the term of your employment under this Agreement will automatically by extended by three (3) years (each such extension, an “Additional Term”), unless either party hereto provides the other party with written notice as least ninety (90) days before the Initial Term Expiration Date, or such subsequent three (3) year anniversary of such date, if applicable, of such party’s decision not to extend the term of employment under this Agreement any further. Notwithstanding the foregoing provisions of this paragraph, (a) if a Change in Control occurs when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change in Control, or (b) if an initial occurrence of an act or omission by the Company constituting the grounds for Good Reason (as defined below) has occurred (the “Initial Grounds”), and the expiration date of the Company cure period (as such term is used in the Good Reason definition) with respect to such Initial Grounds could occur following the expiration of the Initial Term or an Additional Term, then unless otherwise agreed to by you and the Company in writing, the term of this Agreement will extend automatically through the date that is thirty (30) days following the expiration of such cure period, but such extension of the term shall only apply with respect to the Initial Grounds. If you become entitled to benefits under Section 6(b) during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied. Notwithstanding the forgoing, your employment under this Agreement may be terminated at any time before or after the Initial Term Expiration Date or during any Additional Term, in accordance with Section 5 below. For avoidance of doubt, the decision by either party not to extend the term of employment under this Agreement will not by itself constitute a termination of employment by the Company without Cause (as defined below) or grounds for your resignation for Good Reason (as defined below), and unless determined otherwise by you or the Company, after such non-renewal, your employment will continue on an at-will basis outside of this Agreement and you will not be eligible for any severance under this Agreement.

(b)Position and Responsibilities. For the term of your employment under this Agreement (the “Employment Period”), the Company agrees to employ you in the position of President. You will report to the Chief Executive Officer of the Company. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Chief Executive Officer.

(c)Obligations to the Company. During the Employment Period, you shall perform your duties faithfully and to the best of your ability and will devote your full business efforts and time to the Company. During the Employment Period, without the prior written approval of the Company’s Board of Directors (the “Board”), you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or own more than five percent (5%) of the stock of any other corporation, except that stock that you hold as a passive investment in a non-competitive company will be exempt from this limitation. Notwithstanding the foregoing, you may serve on corporate boards of a non-competitive company, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal or family investments without such advance written consent; provided that, with respect to corporate boards, you notify the Board in advance and such positions are not in conflict with the interests of the Company, and with respect to such other activities, they do not individually or in the aggregate materially interfere with the performance of your duties under this Agreement. You shall comply with the Company’s policies and rules, as they may be in effect from time to time and provided to you during the Employment Period.

(d)No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your employment, you shall not knowingly use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and to the best of your knowledge, your employment during the Employment Period will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

2.Cash and Incentive Compensation.

(a)Base Salary. The Company shall pay you as compensation for your services a base salary at a gross annual rate of $400,000, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such base compensation that the Company may make from time to time, is referred to in this Agreement as your “Base Salary.” Your Base Salary will be subject to review and adjustments that will be made based upon the Company’s normal performance review practices. Effective as of the date of any change to your Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b)Cash Incentive Bonus. You will be eligible to receive incentive payments under the Company’s Executive Bonus Plan or other applicable bonus plan in use by the Company (the “Cash Bonus”), paid after the close of the applicable performance period based upon performance of the Company relative to financial and other performance goals as reasonably established by, and in the sole discretion of, the Board or any Compensation Committee of the Board (the “Committee”), as applicable. The target amount for your Cash Bonus will be 75% of your Base Salary (your “Target Bonus”), but pro-rated based on the portion of 2017 that you were employed by the Company, less all required tax withholdings and other applicable deductions. Your Target Bonus for any subsequent year may be adjusted up or down, as determined in the sole discretion of the Board or the Committee, as applicable. Except as otherwise set forth in the applicable bonus plan, you shall not earn a Cash Bonus, unless you are employed by the Company on the date when such Cash Bonus is actually paid by the Company. In addition, the Board and/or the Committee reserves the right to pay discretionary bonuses in its sole discretion.

(c)Equity Awards. It will be recommended at the next regularly scheduled meeting of the Board or the Committee, as applicable, after your start date that you be granted (i) 58,002 Restricted Stock Units (“RSUs”) and (ii) a stock option covering 130,847 shares (the “Option”). If approved, (A) the RSUs will vest and settle over an approximate four-year annual vesting schedule, with one-fourth (1/4th) of the RSUs vesting on each annual Company vesting date, subject to you continuing to provide services to the Company through the relevant vesting dates, (B) the Option will vest as to twenty-five percent (25%) of the shares subject to the Option one (1) year after the vesting commencement date, and as to one forty-eighth (1/48th) of the shares subject to the Option monthly thereafter subject to you continuing to provide services to the Company through the relevant vesting dates and (C) the exercise price per share of the Option will be equal to the fair market value per share on the date the Option is granted. The term of the Option shall be ten (10) years, subject to earlier expiration in the event of the termination of your services to the Company. Participation in MINDBODY’s 2015 Equity Incentive Plan (the “Plan”) is subject to the Plan and any amendments thereto, and conditioned upon your execution of a restricted stock unit agreement (the “RSU Agreement”) and a stock option agreement (the “Option Agreement”).  The terms and conditions of the RSUs are governed by the Plan and the RSU Agreement. The terms and conditions upon which the Option may be exercised, including, if at all, after termination of your employment, are governed by the Plan and the Option Agreement.

You will continue to be eligible to receive awards of stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares or other equity awards (“Awards”) pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Committee will determine in its discretion whether you will be granted any such Awards and the terms of any such Award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
3.Paid Time Off and Employee Benefits. During the Employment Period, you shall be eligible to participate in the Company’s executive time off plan. During the Employment Period, you shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such employee benefit plan. The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time.

4.Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder, including reasonable travel expenses, upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. Any reimbursements deemed taxable will be subject to regular withholdings.

5.Termination.

(a)Employment at Will. Your employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your employment at any time and for any reason, with or without Cause or notice. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(b)Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of your employment, you shall only be entitled to the accrued but unpaid base salary compensation, any earned but unpaid Cash Bonus for the fiscal year preceding the fiscal year in which such termination of employment occurs and other benefits earned and the reimbursements described in this Agreement or under any Company-provided plans, policies, and arrangements for the period preceding the effective date of the termination of employment.

6.Termination Benefits.

(a)Termination Without Cause, Resignation for Good Reason or Termination on Account of Death or Disability Unrelated to a Change in Control. If outside of the Change in Control Period, the Company (or any parent or subsidiary or successor of the Company) terminates your employment with the Company without Cause, you resign from your employment for Good Reason, or your employment terminates on account of your death or disability (each, a “Qualifying Termination”), then, in each case, subject to Section 7 you will be entitled to:

(i)receive continuing payments of severance pay at a rate equal to your Base Salary, as then in effect, for twelve (12) months from the date of such termination of employment (the Continuation Period”). Severance payments under this subsection (i) will be reduced by all required tax withholdings and other applicable deductions and will be paid in accordance with the Company’s regular payroll procedures commencing on the Release Deadline (as defined in Section 7(a)); provided that the first payment shall include any amounts that would have been paid to you if payment had commenced on the date of your separation from service;

(ii)if you timely elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for you and your eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to your termination of employment) for you and your covered dependents until the earliest of (A) twelve (12) months from the date of such termination of employment, (B) the expiration of your continuation coverage under COBRA or (C) the date when you receive substantially equivalent health insurance coverage in connection with new employment or self-employment; provided that such benefits shall be taxable to you to the extent advisable under Section 105(h) of the Code;

(iii)Notwithstanding Section 6(a)(ii), if the Company determines in its sole discretion that it cannot provide the COBRA benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide you a taxable payment, payable on the same schedule as payments under Section 6(a)(i), in an aggregate amount equal to the twelve (12) months of the COBRA premium that you would be required to pay to continue your group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings; and

(iv)If the Qualifying Termination meets the criteria of a New CEO Qualifying Termination, then time-based shares subject to Awards will accelerate and vest as if you completed an additional 18 months of service after the New CEO Qualifying Termination date.

(b)Termination Without Cause, Resignation for Good Reason or Termination on Account of Death or Disability in Connection with a Change in Control. If during the Change in Control Period, you experience a Qualifying Termination, then subject to Section 7, you will be entitled to the benefits as provided in Section 6(a) and additionally 100% of the then-unvested shares subject to Awards shall immediately vest. If, however, an outstanding Award is to vest, and/or the number of shares or amount of the Award to vest is to be determined based on the achievement of performance criteria, then the Award will vest as to then-outstanding shares the number of shares or the amount of the Award assuming the performance criteria had been achieved at 100% of target levels for the relevant performance period(s).

(c)Termination for Cause or Resignation without Good Reason. If your employment with the Company (or any parent or subsidiary or successor of the Company) terminates voluntarily by you without Good Reason, or for Cause by the Company, then (i) all vesting will terminate immediately with respect to your outstanding Awards; (ii) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned); and (iii) you will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

(d)Exclusive Remedy. In the event of a termination of your employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which you or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement, except to the extent explicitly preserved hereunder. You will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of Award vesting or severance pay other than those benefits expressly set forth in this Section 6.

7.Conditions to Receipt of Severance; No Duty to Mitigate.

(a)Separation Agreement and Release of Claims. The receipt of any termination benefits pursuant to Section 6 will be subject to you signing and not revoking a standard separation agreement and release of claims with the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following your “separation from service” (within the meaning of Section 409A) (such 60th day, the “Release Deadline”). The Release will not include (i) a non-compete covenant or (ii) other restrictive covenants that are not legal under applicable law. If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to termination benefits under this Agreement. In no event will termination benefits be paid or provided until and unless the Release becomes effective and irrevocable by the Release Deadline.

(b)Nonsolicitation. The receipt of any termination benefits pursuant to Section 6 will be subject to you not violating the provisions of Section 9. In the event you breach the provisions of Section 9, all continuing payments and benefits to which you may otherwise be entitled pursuant to Section 6 will immediately cease.

(c)Section 409A.

(i)Notwithstanding anything to the contrary in this Agreement, no Deferred Payments (as defined below) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A. Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then the termination benefits to be paid or provided to you, if any, pursuant to this Agreement that, when considered together with any other termination benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) that are payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum at the time of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii)The foregoing provisions are intended to comply with, and the COBRA reimbursements are intended to be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply and, with respect to the COBRA reimbursements, to so be exempt. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

(d)Confidential Information Agreement. Your receipt of any payments or benefits under Section 6 will be subject to you continuing to comply with the terms of Confidentiality Agreement (as defined in Section 11(a)).

(e)No Duty to Mitigate. You will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that you may receive from any other source reduce any such payment.

8.Definitions.

(a)“Cause” means (i) your conviction of, or plea of nolo contendere to, a felony (but excluding negligent driving offenses or driving offenses solely related to the speed limit) and which has an adverse effect on the business or affairs of the Company, (ii) your gross and willful misconduct, (iii) your unauthorized and intentional use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (iv) your willful breach of any material obligations under any material written agreement or covenant with the Company; (v) your refusal to perform your employment duties after you have received a written demand of performance from the Company that specifically sets forth the factual basis for the Company’s belief that you have refused to perform your duties and have failed to cure such non-performance to the Company’s reasonable satisfaction within thirty (30) business days after receiving such notice or (vi) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation. No termination for Cause shall be effective unless you are given written notice from the Board of the condition that could constitute Cause and, if capable of being cured, at least thirty (30) days to cure the condition.

(b)“Change in Control” has the same defined meaning as shall be set forth in the Company’s 2015 Equity Incentive Plan.

(c)“Change in Control Period” means the period that commences upon a Change in Control and ends on the one (1) year anniversary following a Change in Control.

(d)“Code” means the Internal Revenue Code of 1986, as amended.

(e) “Good Reason” means your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent: (i) a material reduction of your duties, authority or responsibilities without your prior consent; provided, however, that any change in reporting structure shall not be considered Good Reason; (ii) a material reduction in your Base Salary (except where there is a reduction applicable to the management team generally, not to exceed 15% of the aggregate base salary); or (iii) a material change in the geographic location of your primary work facility or location; provided, that a relocation of less than thirty (30) miles from your then-present work location will not be considered a material change in geographic location. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable cure period of thirty (30) days following the date the Company receives such notice during which such condition must not have been cured. Notwithstanding the previous sentence, the time limit of ninety (90) days in the previous sentence does not apply to a New CEO Qualifying Termination in the situation where there is an interim Chief Executive Officer.

(f)“New CEO Qualifying Termination” means a Qualifying Termination that occurs after the 2-year anniversary of the Effective Date (the “Trigger Date”) and meets the following criteria: (x) the Company hires a new permanent Chief Executive Officer after the Trigger Date (the date of such hiring, the “New CEO Date”); and (y) the Qualifying Termination occurs within the 12-month period after the New CEO Date.

9.Non-Solicitation. To the fullest extent permitted under applicable law, during the period commencing on the date of this Agreement and continuing until the first anniversary of the date when your employment terminated for any reason, you shall not directly or indirectly, personally or through others, solicit, recruit or attempt to solicit or recruit (on your own behalf or on behalf of any other person or entity) either (i) any employee or any consultant of the Company or any of the Company’s affiliates or (ii) the business of any customer of the Company or any of the Company’s affiliates on whom you called or with whom you became acquainted during your employment, if you are using confidential or proprietary information of the Company to effectuate the solicitation of any such customer. You represent that you (i) are familiar with the foregoing covenant not to solicit, and (ii) are fully aware of your obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

10.Golden Parachute.

(a)Anything in this Agreement to the contrary notwithstanding, if any payment or benefit you would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 10(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment. Notwithstanding the foregoing, to the extent the Company submits any payment or benefit payable to you to the Company’s stockholders for approval in accordance with Treasury Regulation Section 1.280G-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by you and in the order prescribed by this Section. In no event shall you have any discretion with respect to the ordering of payment reductions.

(b)A nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to Section 10(a), the Accounting Firm shall administer the ordering of the reduction as set forth in Section 10(a). The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c)The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company a within fifteen (15) calendar days after the date on which your right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon you and the Company.

11.Pre-Employment Conditions.

(a)Confidentiality Agreement. As a condition to joining the Company, you are required to sign the Company’s standard Employee Confidentiality, Non-Disclosure and Assignment of Inventions Agreement (the “Confidentiality Agreement”). You will be bound by the Confidentiality Agreement during the Employment Term and thereafter in accordance with its terms.

(b)Right to Work. For purposes of federal immigration law, you will be required, if you haven’t already, to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.

12.Successors.

(a)Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement.

(b)Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.Arbitration.

(a)Arbitration. In consideration of your employment with the Company, its promise to arbitrate all employment-related disputes, and your receipt of the compensation, pay raises and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Federal Arbitration Act and pursuant to the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and California law, and shall be brought in your individual capacity, and not as a plaintiff, representative, or class member in any purported class, collective, or representative proceeding. Notwithstanding the foregoing, you understand that you may bring a proceeding as a Private Attorney General as permitted by law. For the avoidance of doubt, the Federal Arbitration Act governs this Agreement and shall apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act and California law.

(b)Dispute Resolution. Disputes that you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims relating to employment status, classification, and relationship with the Company, claims of harassment, discrimination, and wrongful termination, breach of contract and any statutory or common law claims, except as prohibited by law. You also agree to arbitrate any and all disputes arising out of or relating to the interpretation or application of this agreement to arbitrate, but not disputes about the enforceability, revocability, or validity of this agreement to arbitrate or any portion hereof of the class, collective and representative proceeding waiver herein. You agree that nothing in this agreement constitutes a waiver of your rights under Section 7 of the National Labor Relations Act. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you.

(c)Procedure. You agree that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, prior to any arbitration hearing applying the standards set forth under the California Code of Civil Procedure. You agree that the arbitrator shall issue a written decision on the merits. The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party, where provided by applicable law. You agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that you shall pay any filing fees associated with any arbitration that you initiate, but only so much of the filing fee as you would have instead paid had you filed a complaint in a court of law. You agree that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. The decision of the arbitrator shall be in writing. Any arbitration under this Agreement shall be conducted in San Luis Obispo County, California.

(d)Remedy. Except as provided by the Act and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between you and the Company. Accordingly, except as provided by the Act and this Agreement, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(e)Administrative Relief. You are not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, you may not pursue court action regarding any such claim, except as permitted by law.

(f)Voluntary Nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that YOU ARE WAIVING YOUR RIGHT TO A JURY TRIAL. Finally, you agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement.

14.Miscellaneous Provisions.

(a)Indemnification. If the Board designates you as a Section 16 officer, the Company shall indemnify you to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to your service and you shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.

(b)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(d)Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)Entire Agreement. This Agreement supersedes any existing employment agreement and/or offer letter in its entirety. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(f)Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g)Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(h)No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(i)Acknowledgment. You acknowledge that you have the opportunity to discuss this matter with and obtain advice from his private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

(j)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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After you’ve had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to me.

Very truly yours, MINDBODY, INC. By: /s/ Jeff Harper (Signature)
ACCEPTED AND AGREED: MICHAEL MANSBACH /s/ Michael Mansbach (Signature) June 17, 2017 Date